Exhibit 7.1

Calculation of Financial Ratios

Working Capital Ratio

For the purpose of calculating the working capital ratio used in the Annual Transition Report on Form 20-F of Neptune Technologies and Bioressources Inc. ("Neptune") for the fiscal year ended February 28, 2009 (the "annual report"), divide current assets by current liabilities. "Current assets" is comprised of cash, term deposits, accounts receivable, tax credits receivable, inventories and prepaid expenses. "Current liabilities" is comprised of accounts payable and accrued liabilities, advance payments and Neptune’s current portion of long-term debt. See the notes to the 2009 audited consolidated financial statements in exhibit F-1 to the annual report for more information.

Solvency Ratio

For the purpose of calculating the solvency ratio used in the annual report for the fiscal year ended February 28, 2009, divide debt capital by shareholder equity. "Debt capital" is comprised of long-term debt and Neptune’s current portion of long-term debt. See the notes to the 2009 audited consolidated financial statements in exhibit F-1 to the annual report for more information.